                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     HARMON INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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
                                     [LOGO]

                            1600 N.E. CORONADO DRIVE
                          BLUE SPRINGS, MISSOURI 64014

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                    TO BE HELD AT 2:00 P.M. ON MAY 11, 1999
                      AT THE COUNTRY CLUB OF BLUE SPRINGS
                              1600 N. CIRCLE DRIVE
                             BLUE SPRINGS, MISSOURI

To the Holders of Common Stock of Harmon Industries, Inc.:

Notice is hereby given that the Annual Meeting of the Shareholders of Harmon Industries, Inc. will be held for the following purposes:

    1.  To elect nine (9) members of the Board of Directors;

    2. To approve the selection of KPMG LLP, as Auditors for the forthcoming fiscal year; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only shareholders of record at the close of business on March 15, 1999, will be entitled to notice of and to vote at the meeting and any adjournments thereof. The transfer books of the Company will not be closed.

    Shareholders who do not expect to attend the meeting in person are asked to date, sign and return the proxy using the enclosed envelope which needs no postage if mailed in the United States. Shareholders may also vote via the Internet as indicated on the proxy card instructions.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        Robert E. Harmon
                                        Chairman

1600 N.E. Coronado Drive
Blue Springs, Missouri 64014
April 1, 1999

                                     [LOGO]

                            1600 N.E. CORONADO DRIVE
                          BLUE SPRINGS, MISSOURI 64014

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 11, 1999

                            SOLICITATION OF PROXIES

    This Proxy Statement and the accompanying form of proxy are being mailed to shareholders of Harmon Industries, Inc. (the "Company") commencing on April 1, 1999. The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Shareholders, which will be held at the Country Club of Blue Springs, 1600 N. Circle Drive, Blue Springs, Missouri on May 11, 1999 at 2:00 p.m. and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. You may also vote via the Internet as indicated on the proxy card instructions. Any shareholder who executes and returns the enclosed proxy has the right to revoke it, in writing, at any time before it is voted at the meeting.

    The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited personally or by telephone or facsimile by the directors or by a few executives or employees of the Company at a nominal cost, and the Company may reimburse brokers and other persons holding stock in their names or in the names of their nominees for their expenses in sending proxy material to principals.

    The Board of Directors of the Company has fixed the close of business on March 15, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. As of that date, the Company had 10,741,964 shares of Common Stock outstanding and entitled to vote at the meeting.

    Each share of Common Stock entitles the shareholders to one vote for each share held. All voting, unless otherwise specifically indicated, requires approval by a majority of the shares of stock represented in person or by proxy at the meeting and voted on the matter in question. Abstentions and broker non-votes will be treated as present at the meeting for purposes of determining a quorum but are tabulated as if no vote was cast on the matter indicated. Directors are elected by a plurality of the votes cast. Shareholders do not have the right to accumulate votes in the election of directors. Votes withheld in the election of directors are not tabulated as a vote for or against the person or persons indicated. The selection of directors is determined in the order of those nominees receiving the highest number of votes in favor of election until the number of nominees to be elected in the election have been selected.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth the number of shares of Common Stock of the Company owned beneficially as of March 15, 1999 by each person who, as of that date, to the best knowledge of management, was the beneficial owner of more than 5% of the outstanding shares or who is a named executive officer. Common Stock is the only class of voting securities.

                                                                                           PERCENT
      TITLE                        NAME AND ADDRESS OF                   BENEFICIAL          OF
     OF CLASS                       BENEFICIAL OWNER                    OWNERSHIP(1)      CLASS(2)
------------------  -------------------------------------------------  ---------------  -------------
   Common Stock     St. Denis J. Villere & Company                         1,182,075(3)         11%
                    210 Baronne Street, Suite 808
                    New Orleans, LA 70112-1727

   Common Stock     Mercantile Bancorporation Inc.                           777,959(4)          7%
                    #1 Mercantile Center
                    St. Louis, MO 63101

   Common Stock     Charles M. Foudree                                        59,250(5)          1%

   Common Stock     Lloyd T. Kaiser                                           46,072(6)         --%

   Common Stock     William P. Marberg                                        30,000(7)         --%

   Common Stock     Bjorn E. Olsson                                           56,250(8)          1%

   Common Stock     Raymond A. Rosewall                                       40,500(9)         --%

   Common Stock     Beneficial ownership of all officers and                 973,665             9%
                    directors as a group (21 in group)

(1) All amounts of shares reflect sole voting and disposition power unless otherwise indicated. The share amounts reflected in this column include outstanding shareholdings, as well as unexercised ISOP and LTIP option shares and unexercised director option shares (see discussion under caption "Executive Compensation" herein). Shares allocated under the Company's ESOP are not included since participants have no disposition power and have only shared voting rights. Shares in the ESOP allocated to Messrs. Foudree, Kaiser, Marberg, Olsson and Rosewall and all officers and directors as a group were 8,448; 2,921; -0-; 3,054; 27 and 51,541 shares, respectively.

(2) Rounded to the nearest whole percentage. Percentages are calculated on 11,176,364 shares representing the total of 10,741,964 outstanding shares (excluding certain shares held in a Rabbi Trust) and 434,400 shares for unexercised ISOP options and LTIP options.

(3) St. Denis J. Villere & Company has shared voting power and shared dispositive power over 1,182,075 shares.

(4) Mercantile Bancorporation, Inc., as Trustee for the Company's ESOP, has sole voting and shared dispositive power over 777,959 shares

(5) 31,250 shares are beneficially owned and held of record by M. Colleen Foudree as trustee for the M. Colleen Foudree Trust with sole voting and disposition power. 9,700 shares are held by the Charles M. Foudree Trust with sole voting and disposition power. 300 shares are held directly by Charles M. Foudree. The remainder are held by Charles M. Foudree and represent unexercised option shares.

(6) 30,322 shares are owned by Lloyd T. Kaiser with sole voting and dispositive power. The remainder represent unexercised option shares.

(7) Does not include 354 shares held by a Rabbi Trust for deferred compensation for William P. Marberg. 30,000 shares represent unexercised option shares.

(8) 39,750 shares are held by Bjorn E. Olsson with sole voting and dispositive power. The remainder represent unexercised option shares. Does not include 33,418 shares held by a Rabbi Trust for deferred compensation, 15,424 shares of which are currently vested.

(9) Raymond A. Rosewall holds no shares directly with sole voting and dispositive power. 40,500 shares represent unexercised option shares.

    SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

    Based on a review of reports on Forms 3, 4 and 5 and amendments to such forms filed with the Company, the Company is aware of only two late filings of such forms by any person required to file such forms in connection with Section 16(a) of the Securities Exchange Act of 1934, as amended. An amended Form 4 was filed approximately seven months late by an officer and another Form 4 was filed less than one month late by a director. The Company is unaware of any transactions in which there was a failure to file by a reporting person under such Act.

                             ELECTION OF DIRECTORS

    On December 10, 1998, the Board of Directors amended its Bylaws to divide the directors into three approximately equal classes, having three-year terms that expire in successive years. The implementation of this classification of the Board arrangement requires that the classes of directors elected at this annual meeting of shareholders shall be elected for terms of one, two and three years, respectively. After this initial implementation, each class of directors shall be elected for three year terms upon expiration of the initial term for each class. It is the intention of the persons named in the accompanying form of proxy to vote for the election of the nominees listed below. If, for any reason, any of the nominees is unable or declines to serve, the proxies will be voted for the other persons listed or for substitute nominees nominated by management. During calendar 1998, the Board of Directors held eight meetings. All of the directors nominated for re-election herein attended greater than 75% of the meetings of both the Board and the respective committees for which they were eligible to serve.

    The Director Nomination and Compensation Committee proposes nominees for Board positions and evaluates director compensation. The Committee consists of Herbert M. Kohn (Chair), Douglass Wm. List, Bruce M. Flohr and Judith C. Whittaker. The Committee met two times during 1998. The Committee will consider proposed director candidates submitted by shareholders. Proposals for the 2000 election must be received in writing on or prior to November 11, 1999.

    The Audit Committee of the Board of Directors was composed of Gerald E. Myers (Chair), Herbert M. Kohn, John A. Sprague and Judith C. Whittaker during 1998. The Audit Committee reviews and monitors financial controls throughout the Company, supervises the internal audit function and monitors the Company's relationship with the external auditors. The committee met two times in 1998.

    The Compensation Committee was composed of Douglass Wm. List (Chair), Bruce
M. Flohr and Rodney L. Gray during 1998. The Compensation Committee is a standing committee of the Board of Directors and establishes executive salary and bonus levels for the executive officers of the Company. During 1998, the Compensation Committee met four times.

                               DIRECTOR NOMINEES

                                                                                   SERVED
                                                     PRINCIPAL                  CONTINUOUSLY                     STOCK
                                                   OCCUPATION FOR              AS A DIRECTOR   PERCENT OF        OWNED
    NAME OF NOMINEE           AGE                 LAST FIVE YEARS                  SINCE        CLASS(2)    BENEFICIALLY(1)
------------------------  -----------  --------------------------------------  --------------  -----------  ----------------
CLASS I TO BE ELECTED FOR AN INITIAL TERM OF ONE YEAR:

Bruce M. Flohr                    60   Since February 1999, Founder and             05/11/93          --%          7,680(3)
                                       Chairman Emeritus of RailTex, Inc.;
                                       prior to that from August 1998 to
                                       February 1999, Chairman; prior to that
                                       Chief Executive Officer and Board
                                       Chairman of RailTex, Inc. from 1977 to
                                       August 1998.

Gerald E. Myers                   57   Self-employed management consultant          05/03/88          --%         47,056(4)
                                       through GEM Financial Services, Inc.
                                       since July 1989.

Judith C. Whittaker               60   Since January 1997, Vice President,          05/11/93          --%          7,680(5)
                                       General Counsel/ Secretary of Hallmark
                                       Cards, Incorporated; prior to that
                                       Vice-President-Legal of Hallmark
                                       Cards, Incorporated.

CLASS II TO BE ELECTED FOR AN INITIAL TERM OF TWO YEARS:

Robert E. Harmon                  59   Chairman of the Board of the Company         10/02/61           3%        374,568(6)
                                       since February 1975. Chief Executive
                                       Officer of the Company from November
                                       1969 to December 1994. President of
                                       the Company from November 1969 to July
                                       1990.

Herbert M. Kohn                   60   Since June 1991, a partner in the law        09/01/85          --%         37,330(7)
                                       firm of Bryan Cave LLP.

Douglass Wm. List                 43   Since January 1988, President, List &        05/08/90          --%          7,280(8)
                                       Company, Inc., a management consulting
                                       firm based in Baltimore, Maryland.
                                       Since December 1992, also President of
                                       Railway Engineering Associates, Inc.,
                                       having been Vice-President and General
                                       Manager of that company since May
                                       1988. Since January 1997, President of
                                       Moorgate, Inc., an investment advisory
                                       company.

                                                                                   SERVED
                                                     PRINCIPAL                  CONTINUOUSLY                     STOCK
                                                   OCCUPATION FOR              AS A DIRECTOR   PERCENT OF        OWNED
    NAME OF NOMINEE           AGE                 LAST FIVE YEARS                  SINCE        CLASS(2)    BENEFICIALLY(1)
------------------------  -----------  --------------------------------------  --------------  -----------  ----------------
CLASS III TO BE ELECTED FOR AN INITIAL TERM OF THREE YEARS:

Rodney L. Gray                    46   Since November 1998, Vice-Chairman of        05/11/93          --%         13,680(9)
                                       Azurix, an affiliate of Enron Corp.;
                                       prior to that from 1997 to 1998,
                                       Executive Vice President, Finance of
                                       Enron International, Inc.; from 1994
                                       to November 1997, Chairman and Chief
                                       Executive Officer of Enron Global
                                       Power & Pipelines, LLC; prior to that,
                                       Senior Vice-President-Finance and
                                       Treasurer of Enron Corp. from October
                                       1992 to 1994.

Bjorn E. Olsson                   53   President and Chief Executive Officer        05/06/86           1%         56,250(10)
                                       of the Company since January 1995;
                                       President and Chief Operating Officer
                                       of the Company from August 1990 to
                                       December 1994.

John A. Sprague                   46   Managing General Partner of a private      05/12/98            --%          1,680(11)
                                       equity investment firm, Jupiter
                                       Partners, LP since 1994; from June
                                       1993 to February 1994, a private
                                       investor.

(1) All amounts of shares reflect sole voting and disposition power unless otherwise indicated. The share amounts reflected in this column include outstanding shareholdings, as well as unexercised ISOP and LTIP option shares and unexercised director option shares (see discussion under caption "Executive Compensation" herein). Shares allocated under the Company's ESOP are not included since participants have no disposition power and shared voting rights. Shares in the ESOP allocated to Messrs. Foudree and Olsson were 8,448 and 3,054 shares, respectively.

(2) Percentages shown are rounded to the nearest whole percentage. Percentages are calculated on 11,176,364 shares representing the total of 10,741,964 outstanding shares (excluding certain shares held in a Rabbi Trust) and 434,400 shares for unexercised ISOP and LTIP options.

(3) 6,180 shares are beneficially owned and held of record by Bruce M. Flohr. The remainder represent unexercised LTIP director options.

(4) Includes 42,294 shares which are held in a living trust, 262 shares are held in an IRA and the remainder represent unexercised LTIP director options.

(5) 3,180 shares are held directly by Judith C. Whittaker. The remainder represent unexercised LTIP director options.

(6) 13,160 shares are held by Robert E. Harmon directly. 353,908 shares are held of record by Robert E. Harmon, as Trustee for the Robert E. Harmon Trust, with sole voting and dispositive powers.

    The remainder are held by Robert E. Harmon and represent unexercised director options. Does not include 12,380 shares owned by his wife for which Robert E. Harmon disclaims beneficial ownership.

(7) 13,180 shares are held directly by Herbert M. Kohn. 19,650 shares are held through an IRA and the remainder represent unexercised LTIP director options.

(8) 180 shares are held directly by Douglass Wm. List. 2,300 shares are held through an IRA. 300 shares in the aggregate are held on behalf of the daughters of Douglass William List. The remainder represent unexercised LTIP director options. Does not include 300 shares held by Moorgate Foundation Fund, L.L.C., for which Mr. List disclaims beneficial ownership. Mr. List and members of his immediate family own approximately 28% of Moorgate Foundation Fund, L.L.C. Moorgate, Inc., an investment advisory company, provides investment advisory services to Moorgate Foundation Fund, L.L.C., and Mr. List is President of Moorgate, Inc.

(9) 9,180 shares are held of record by Rodney L. Gray. The remainder represent unexercised LTIP director options.

(10) 39,750 shares are held by Bjorn E. Olsson with sole voting and dispositive power. The remainder represent unexercised option shares. Does not include 33,418 shares held by a Rabbi Trust for deferred compensation, 15,424 shares of which are currently vested.

(11) 180 shares are held of record by John A. Sprague. The remainder represent unexercised LTIP director options.

    Mr. Flohr serves as a director of RailTex, Inc., a publicly-held company. Mr. List is a director of Mark VII, Inc., a publicly-held company. Mr. Kohn is a director of American Pad & Paper Company, a publicly-held company. Mr. Sprague is a director of Heartland Wireless Cable, Inc., a publicly-held company. None of the other director nominees serves as a director of any other company with a class of stock registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act or any company registered under the Investment Company Act of 1940.

CERTAIN TRANSACTIONS.

    Mr. Kohn is currently a partner of the Bryan Cave, L.L.P. law firm, which the Company retains as legal counsel for certain matters. Mr. Flohr is currently Founder and Chairman Emeritus of RailTex, Inc., a customer of the Company. The purchases of RailTex, Inc. from the Company were $1,219,000 in 1998, $462,000 in 1997 and $586,000 in 1996.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION.

    The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries (determined as of the end of the last fiscal year), to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company or its subsidiaries (together hereafter referred to as the "named executive officers") for the fiscal years ended December 31, 1998, 1997 and 1996:

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION(1)
                                     ---------------------------------------
                                                                OTHER ANNUAL
                                     FISCAL   SALARY    BONUS   COMPENSATION
    NAME AND PRINCIPAL POSITION       YEAR    ($)(2)   ($)(3)       ($)
-----------------------------------  ------   -------  -------  ------------
Bjorn E. Olsson                      1998     351,425  216,490       --
 President & CEO                     1997     305,848  192,309       --
                                     1996     298,274  218,791       --

Charles M. Foudree  Executive        1998     184,180   99,919       --
V.P.--Finance                        1997     180,445  110,498       --
 and Secretary                       1996     176,568  109,895       --

William P. Marberg  Executive V.P.   1998(6)  156,534  103,644       --
-                                    1997         -0-      -0-       --
 System Sales & Support              1996         -0-      -0-       --

Lloyd T. Kaiser                      1998     160,178   87,268       --
 Executive V.P. -                    1997     151,131   98,842       --
 Domestic Sales & Service            1996     156,717  103,441       --

Raymond A. Rosewall                  1998     148,204   73,592       --
 Executive V.P. -                    1997     137,163   85,186       --
 Manufacturing                       1996     172,651   81,145       --

                                           LONG TERM COMPENSATION
                                     ----------------------------------

                                              AWARDS
                                     ------------------------   PAYOUTS
                                     RESTRICTED                 -------
                                       STOCK      OPTIONS (#     LTIP      ALL OTHER
                                      AWARD(S)     OF SHS.)     PAYOUTS   COMPENSATION
    NAME AND PRINCIPAL POSITION         ($)           (4)         ($)        ($)(5)
-----------------------------------  ----------   -----------   -------   ------------
Bjorn E. Olsson                          --          5,250         --       167,922
 President & CEO                         --          5,250         --       162,418
                                         --          5,250         --        47,028
Charles M. Foudree  Executive            --          5,250         --        22,131
V.P.--Finance                            --          5,250         --        51,307
 and Secretary                           --          5,250         --        75,304
William P. Marberg  Executive V.P.       --         30,000         --         2,675
-                                        --            -0-         --           -0-
 System Sales & Support                  --            -0-         --           -0-
Lloyd T. Kaiser                          --          5,250         --        20,962
 Executive V.P. -                        --          5,250         --        10,909
 Domestic Sales & Service                --          5,250                   20,693
Raymond A. Rosewall                      --          5,250         --         9,102
 Executive V.P. -                        --          5,250         --         5,454
 Manufacturing                           --         30,000                   36,049

(1) Includes no perquisites (i.e. auto allowance, club dues or aircraft use) because in all instances these total less than $50,000 or 10% of the total of annual salary and bonus reported for each named executive officer.

(2) Salary includes amounts deferred under the Company's 401(k) and the SERP at the election of the named executive officer.

(3) Bonus consists of cash. (See discussion under the heading "Employment Contracts" below.)

(4) Includes grants of non-qualified options in the amount of 5,250 shares in 1998 and in 1997 under the Company's 1996 Long-Term Incentive Plan to all except William P. Marberg who received a grant of non-qualified options for 30,000 shares in 1998. The options granted in 1996 were pursuant to the Company's 1990 Incentive Stock Option Plan.

(5) Includes allocation of contributions to the Company's Deferred Compensation Plan, to the Company's Defined Contribution Plans and to the Company's non-discriminatory Employee Stock Ownership Plan (ESOP). The amounts included in this column representing allocation of the contribution made in 1998 to the Company's ESOP for Messrs. Olsson, Foudree, Kaiser, Marberg and Rosewall were $9,102; $9,102; $7,709; $-0-; and $9,102, respectively. The remainder shown for each in the column represents allocation of contributions for such named executive officers under the Company's Deferred Compensation Plan. During 1997, a total of 24,150 shares were deposited in a Rabbi Trust for deferred compensation allocated to Mr. Olsson, 8,740 shares of which were vested. $124,011 of the amount included in this column for Mr. Olsson in 1997 represents the value of these vested shares. During 1998, a total of 9,268 shares were deposited in a Rabbi Trust for deferred compensation allocated to Mr. Olsson, 1,854 shares of which were vested. $129,120 of the amount included in this column for Mr. Olsson in 1998 represents the value of the vested shares. During 1998, a total of 354 shares were deposited in a Rabbi Trust for a defined contribution plan allocated to Mr. Marberg, 71 shares of which were vested. $2,675 shown in this column for Mr. Marberg in 1998 represents the value of the vested shares. (See discussion under the heading "Pension Plan" below.)

(6) Mr. Marberg's employment with the Company commenced in April, 1998. Accordingly, base salary for 1998 was prorated.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.

    During 1998, all of the named executive officers received a grant of stock options under the Company's 1996 Long-Term Incentive Plan. The Company has no outstanding Stock Appreciation Rights (SARs). The following table contains information concerning the grant of stock options under the Company's 1996 Long-Term Incentive Plan to the named executive officers (see discussion below under "Compensation Committee Report--1996 Long-Term Incentive Plan"):

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                     INDIVIDUAL GRANTS                                          VALUE AT ASSUMED
--------------------------------------------------------------------------------------------    ANNUAL RATES OF
                                                      % OF TOTAL                                  STOCK PRICE
                                                       OPTIONS                                  APPRECIATION FOR
                                        OPTIONS       GRANTED TO    EXERCISE OR                  OPTION TERM(3)
                                      GRANTED (1)    EMPLOYEES IN   BASE PRICE    EXPIRATION  --------------------
               NAME                  (# OF SHARES)   FISCAL YEAR      ($/SH)       DATE(2)     5% ($)     10% ($)
-----------------------------------  -------------   ------------   -----------   ----------  ---------  ---------
Bjorn E. Olsson                          5,250           3.45          20.88       3/19/03       44,983    105,919
                                                                                   through
                                                                                   3/19/07
Charles M. Foudree                       5,250           3.45          20.88       3/19/03       44,983    105,919
                                                                                   through
                                                                                   3/19/07
William P. Marberg                      30,000          19.72          20.50       4/20/03      252,428    594,376
                                                                                   through
                                                                                   4/20/07
Lloyd T. Kaiser                          5,250           3.45          20.88       3/19/03       44,983    105,919
                                                                                   through
                                                                                   3/19/07
Raymond A. Rosewall                      5,250           3.45          20.88       3/19/03       44,983    105,919
                                                                                   through
                                                                                   3/19/07

(1) Each of Messrs. Olsson, Foudree, Kaiser and Rosewall received 5,250 shares pursuant to a non-qualified stock option grant from the Company's 1996 Long-Term Incentive Plan (LTIP) in 1998. Mr. Marberg received 30,000 shares pursuant to a non-qualified option grant from the Company's LTIP during 1998. A total of 152,100 shares in the form of non-qualified options were granted to employees of the Company during 1998. For a description of the terms of the options see "Compensation Committee Report-Incentive Stock Option Plan" below.

(2) The exercise price for non-qualified LTIP equals the fair market value of the underlying shares on the date of grant. The grants are 20% vested at the date of grant and an additional 20% vests on each anniversary of the date of grant until fully vested. Non-qualified LTIP options expire on the later of five years from the date of grant or the date the options first become exercisable. The following tables illustrate the effect of vesting, expiration dates and assumed appreciation calculated at specified rates for 5,250 share and 30,000 share options granted on March 19, 1998 and April 20, 1998, respectively, with vesting as shown:

                                                                                                  IMPLIED PER SHARE
                                                                                                                         POTENTIAL
                                                                              FUTURE                APPRECIATION @       REALIZABLE
                                                                          STOCK PRICE @                                   VALUE @
 EXERCISE                    DATE        SHARES     TERM OF OPTION   ------------------------  ------------------------  ----------
   PRICE     DATE VESTED    EXPIRES      VESTED        IN YEARS          5%           10%          5%           10%          5%
-----------  -----------  -----------  -----------  ---------------  -----------  -----------  -----------  -----------  ----------

$20.875         3/19/98      3/19/03        1,050              5      $   26.64    $   33.62    $    5.77    $   12.74   $ 6,055.75
                3/19/99      3/19/04        1,050              6      $   27.97    $   36.98    $    7.10    $   16.11   $ 7,454.47
                3/19/00      3/19/05        1,050              7      $   29.37    $   40.68    $    8.50    $   19.80   $ 8,923.13
                3/19/01      3/19/06        1,050              8      $   30.84    $   44.75    $    9.97    $   23.87   $10,465.23
                3/19/02      3/19/07        1,050              9      $   32.38    $   49.22    $   11.51    $   28.35   $12,084.43
                                                                                                                         ----------

                                                                                                                         $44,983.00


 EXERCISE
   PRICE         10%
-----------  -----------
$20.875      $ 13,381.62
             $ 16,911.65
             $ 20,794.69
             $ 25,066.04
             $ 29,764.52
             -----------
             $105,918.51

                                                                                                  IMPLIED PER SHARE
                                                                                                                          POTENTIAL
                                                                              FUTURE                APPRECIATION @       REALIZABLE
                                                                          STOCK PRICE @                                    VALUE @
 EXERCISE                    DATE        SHARES     TERM OF OPTION   ------------------------  ------------------------  -----------
   PRICE     DATE VESTED    EXPIRES      VESTED        IN YEARS          5%           10%          5%           10%          5%
-----------  -----------  -----------  -----------  ---------------  -----------  -----------  -----------  -----------  -----------
  $20.500       4/20/98      4/20/03        6,000              5      $   26.16    $   33.02    $    5.66    $   12.52   $ 33,982.63
                4/20/99      4/20/04        6,000              6      $   27.47    $   36.32    $    6.97    $   15.82   $ 41,831.76
                4/20/00      4/20/05        6,000              7      $   28.85    $   39.95    $    8.35    $   19.45   $ 50,073.35
                4/20/01      4/20/06        6,000              8      $   30.29    $   43.94    $    9.79    $   23.44   $ 58,727.02
                4/20/02      4/20/07        6,000              9      $   31.80    $   48.34    $   11.30    $   27.84   $ 67,813.37
                                                                                                                         -----------
                                                                                                                         $252,428.14


 EXERCISE
   PRICE         10%
-----------  -----------
  $20.500    $ 75,092.73
             $ 94,902.00
             $116,692.20
             $140,661.42
             $167,027.57
             -----------
             $594,375.93

(3) These amounts represent only the fully vested amounts over the full vesting period (see footnote 2 above) and certain assumed rates of appreciation only. The assumed rates may have no correlation to current or future actual market conditions.

OPTION EXERCISES AND HOLDINGS.

    The following table provides, for the named executive officers, information concerning the exercise of stock options during the last fiscal year and unexercised options held as of the end of the last fiscal year for any of the Company's 1990 Incentive Stock Option Plan ("ISOP") and its 1996 Long-Term Incentive Plan ("LTIP"):

       AGGREGATED OPTION EXERCISE IN LAST PERIOD AND FY-END OPTION VALUES

                                                                                                   VALUE (IN $) OF
                                                                                    NUMBER OF        UNEXERCISED
                                             NUMBER OF SHARES                      UNEXERCISED      IN-THE-MONEY
                                 TYPES OF       ACQUIRED ON      VALUE (IN $)   OPTIONS/SHARES AT    OPTIONS AT
             NAME                 OPTION         EXERCISE         REALIZED(1)       12/31/98       12/31/98(2)(3)
------------------------------  ----------  -------------------  -------------  -----------------  ---------------
Bjorn E. Olsson                 ISOP                 1,500            10,375            6,000             81,500
                                LTIP                    --                --           10,500             68,687

Charles M. Foudree              ISOP                    --                --            7,500            102,094
                                LTIP                    --                --           10,500             68,687

Lloyd T. Kaiser                 ISOP                    --                --            5,250             71,203
                                LTIP                    --                --           10,500             68,687

William P. Marberg              LTIP                    --                --           30,000             76,875

Raymond A. Rosewall             ISOP                    --                --           30,000            421,875
                                LTIP                    --                --           10,500             68,687

(1) Market price at exercise less exercise price times the number of options exercised.

(2) There are no SARs.

(3) Market price at 12/31/98 ($23.0625) less exercise price.

LONG-TERM INCENTIVE PLANS.

    Under the 1996 Long-Term Incentive Plan (the "LTIP"), the Compensation Committee may establish vesting criteria for the grant of options or other permitted awards under the LTIP. The Compensation Committee currently anticipates that the primary awards vehicle under the plan will consist of non-qualified options, with vesting over a four-year period from the date of grant so that 20% of the grant vests at grant and the remaining amount will vest on the anniversary of the grant for the next four years. During 1998, the shareholders approved an increase in the annual recharge rate of the LTIP from 1.15% to 1.25% of outstanding shares of the Company on each January 1. At the 1.15% rate, the recharge for the LTIP in early 1998 was 80,020 shares (pre-split or 120,030 post-split). At the 1.25% rate, the recharge for the LTIP in early 1999 was 133,280 shares. In addition, the LTIP provides that up to 120,000 additional shares may be purchased on the open market for use under the LTIP. The expiration date of the LTIP is May 31, 2003. There are no performance-based criteria relating to the award or vesting under the contemplated plan in connection with the non-qualified options. The exercise prices of such non-qualified options equals the Closing price for the Company's stock on the date of grant. Under the LTIP, the Compensation Committee currently anticipates that grants to executive officers will be in the amount of 5,250 option shares per year so that 1,050 option shares will be vested as of the date of grant and an additional 1,050 option shares will vest over each of the following four years from the date of grant. In addition, the Compensation Committee anticipates granting non-qualified options to certain key employees of the Company, which grants will be in the amount of 750 option shares, with 150 option shares vested upon grant and 150 option shares vesting in each of the following four years following the date of grant. Finally, grants of non-qualified options under the LTIP are anticipated to certain Assistant Vice Presidents at 1,500 non-qualified option shares to each with similar vesting percentage provisions to those options granted to executive officers.

    Under the LTIP, on the last business day of May, commencing May 31, 1996 (or if later, on the date on which the person is first elected or begins to serve as a non-employee director, other than by reason of termination of employment) and, thereafter on the date of each annual meeting of shareholders of the Company, each person who is a non-employee director after such meeting of stockholders shall be granted a non-qualified option for 1,500 option shares of the Common Stock of the Company. The option amount shall be prorated if such non-employee director is first elected or begins to serve as a non-employee director on a date other than the date of an annual meeting of stockholders. The exercise prices of such non-qualified options equal the Closing price for the Company's stock on the date of grant. Options granted to non-employee directors pursuant to the LTIP will immediately vest and will have a term of seven years for exercise.

    On May 29, 1998, each of the non-employee directors received a grant of 1,500 non-qualified options, with an exercise price of $23.88 per share. On March 19, 1998, non-qualified options for 68,250 option shares (5,250 to each officer) were issued to 13 key employees under the LTIP. Additionally, on March 19, 1998, non-qualified options for 45,000 option shares (750 to each key employee) were granted to 60 key employees of the Company, and on that same date, 6,000 option shares (1,500 to each Assistant Vice President) were issued to four Assistant Vice Presidents. The exercise price of the officer and key employee options was $20.88 per share, and the other terms of such options were as set forth above.

PENSION PLANS.

    The Company has no defined benefit pension plans. The Company has a non-qualified, unfunded deferred compensation plan and trust for certain officers and key employees, providing for payments upon retirement, death or disability. Under the plan, the employees receive retirement payments equal to a portion of the average of the three highest consecutive years' compensation. Upon retirement, these payments are to be made for the remainder of the employee's life with a minimum payment of ten years' benefits to either the employee or his beneficiary. The plan provides for reduced benefits upon early retirement, disability or termination of employment. The amount of the deferred compensation expense for all covered employees for 1998 was approximately $286,484 and amounts allocated to the named executive officers are included in the "All Other Compensation" column of the Summary Compensation Table. Participation in the Deferred Compensation Plan and Trust has been frozen and no additional participants are permitted.

    On October 7, 1997, the Compensation Committee of the Board of Directors approved the establishment of one or more defined contribution plans for executive management of the Company who were not covered under the prior deferred compensation plan of the Company. The defined contribution plans have a variable contribution level up to 12% of base salary for new members of senior management. Contribution levels above 12% require Compensation Committee approval. Contributions are made in cash and stock to a rabbi trust with vesting over a rolling period based on 20% at the time of contribution and 20% on each of the anniversary dates of the contribution until fully vested. Finally, the defined contribution plan includes life insurance coverage at eight times current salary up to a cap of $1,400,000. During 1998, the only members of senior management participating in a defined contribution plan were William L. Bush and William P. Marberg. Effective December 31, 1998, Williams L. Bush terminated his employment with the Company.

    The Company also has an Employee Stock Ownership Plan and Trust ("ESOP"). Employees, including officers of the Company who satisfy the ESOP's eligibility criteria with respect to hours and years of service are eligible to participate. Allocations are based on the ratio that an eligible individual's salary (subject to current regulatory caps) represents to the total salaries of all eligible persons. Standards for vesting are based upon years of service with the Company in accordance with current regulatory guidelines. Under the ESOP, the Company is not required to make any contributions, other than matching employee 401K contributions up to 4% of eligible compensation. However, the Company's current intention is to contribute approximately 15% of the Company's pre-tax earnings to the ESOP. The 15% contribution would include the funds required to fulfill a portion of the Company's obligation to match a portion of the employee's 401K contribution. The contribution to the ESOP for the years ended December 31, 1996, 1997 and 1998 totaled $3,815,000, $3,874,000 and $4,809,000, respectively, which amounts were paid in cash. The amount of compensation included in the "All Other Compensation" column of the Summary Compensation Table includes the amounts of respective annual contributions allocated for the named executive officers as of March 31 of the preceding year.

CANCELLATION AND REGRANT OF OPTIONS.

    During 1998, the Company did not cancel, regrant or reprice any outstanding stock options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

    Mr. Rodney L. Gray, Mr. Douglass Wm. List (Chair) and Mr. Bruce M. Flohr served on the Compensation Committee of the Company during the past fiscal year. None of the members of the Compensation Committee are officers or employees of the Company. The Compensation Committee of the Company establishes executive salary and bonus levels for the executive officers of the Company.

    The Company does not believe that any interlocks exist between members of the Compensation Committee and any third party represented on the Board of Directors or providing significant services to the Company.

EMPLOYMENT CONTRACTS.

    Messrs. Olsson, Foudree, Kaiser, Marberg and Rosewall had employment contracts with the Company as of December 31, 1998 which provides for the payment to such officers of annual base salaries of $400,000, $186,349, $166,349, $201,400 and $140,662, respectively. As of December 31, 1997, the base salaries for Messrs. Olsson, Foudree, Kaiser and Rosewall were $325,000, $182,481, $156,933 and $140,662, respectively. The employment contracts have a rolling 12-month term, except that Mr. Olsson's contract has a rolling 24-month term. For the year ended December 31, 1998, these officers' contracts included an annual cash bonus. Cash bonuses paid to Messrs. Olsson, Foudree, Kaiser, Marberg and Rosewall for calendar year 1998 under the cash bonus plan were $216,490, $99,919, $87,268, $103,644 and $73,592, respectively. (See description below under "Compensation Committee Report on Bonuses".)

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

RESPONSIBILITIES AND COMPOSITION OF THE COMMITTEE.

    The Compensation Committee is responsible for (i) establishing compensation programs for executive officers of the Company and its subsidiaries designed to attract, motivate and retain key executives responsible for the success of Company as a whole; (ii) administering and maintaining such programs in a manner that will benefit the long-term interests of the Company and its shareholders; and (iii) determining the compensation of the Company's executive officers and certain key employees. The Committee serves pursuant to a charter adopted by the Board of Directors. The Committee is composed entirely of directors who have never served as officers or employees of the Company.

COMPENSATION PHILOSOPHY AND OBJECTIVES.

    The Committee believes that the Company's executive officer compensation should be determined according to a competitive framework and based on overall financial results, individual contributions and teamwork that together help build value for the Company's shareholders. Within this overall philosophy the Committee addresses a number of specific objectives, including (i) a total compensation program that takes into account compensation practices and financial performance as compared to similar companies, (ii) annual bonus programs that take into account the Company's overall performance relative to corporate objectives established in advance by the Committee which help create value for the Company's shareholders, and (iii) alignment of the financial interests of executive officers to those of shareholders by providing equity based compensation through option grants and through mandatory minimum shareholding requirements.

    The Committee believes that the top management of the Company must operate as a team and that the cause and effect relationship between the efforts of any one individual and corporate performance is difficult to discern. Hence, in general, the compensation of the executive team tends to track as a group with the performance of the Company. The Committee does, however, make exceptional decisions where exceptional circumstances exist. Furthermore, the Committee does establish individual performance objectives and measures individual performance against these objectives in an effort to ensure that all members of the top management team are fulfilling the expectations set for them.

COMPENSATION COMPONENTS AND PROCESS.

    There are three major components of the Company's executive officer compensation: (i) base salary; (ii) annual bonuses and (iii) equity incentives through ISOP and LTIP option grants and minimum shareholding requirements. During 1998, the Committee utilized option grants under the Company's 1996 Long-Term Incentive Plan ("LTIP"). The LTIP operates to cover the executive officer group, as well as a broader key employee group. Non-employee directors also receive an automatic annual option grant of 1,500 shares each year. (See discussion above under Executive Compensation--Long-Term Incentive Plan).

    The process utilized by the Committee in determining executive officer compensation levels for all of these components is based on the Committee's objective judgment and takes into account both qualitative and quantitative factors. No predetermined weights are assigned to such factors with respect to any compensation component. Recommendations for base salaries and awards for each individual executive officer are established after evaluation of individual performance factors (equally weighted) including the following: knowledge of job responsibilities, relationships with others, working capacity, initiative, character, leadership, adaptability, teamwork, administrative ability and individual goal attainment. The evaluation by the Committee includes the degree to which each individual has met individual performance objectives. These performance objectives are believed to relate directly to the Company's performance and are therefore related to shareholder value. Among the factors considered by the Committee are the recommendation of the Chief Executive Officer with respect to compensation of the Company's other key executive officers. However, the Committee makes the final compensation decisions concerning such officers.

    Comparative information on executive salaries and bonuses from the Company's peer group (as set forth below under the section herein dealing with the "Performance Graph") is utilized by the Committee in its executive salary and bonus reviews. In addition, the Committee reviews at least two other surveys of industry trade groups with similarities to the Company's operations. The trade group survey data sources are standard general indices constructed and provided by outside vendors. The surveys consist of many more data points than the limited number of companies in the peer performance stock group. In making compensation decisions, the Committee also from time to time receives assessments and advice regarding the compensation practices of the Company and others from independent compensation consultants. During 1998, the Compensation Committee analyzed the base salary and the total compensation (base salary plus annual incentives) of the Company's executives as compared to survey data and to comparative companies in the rail supply industry, the electronic equipment manufacturing industry and the greater Kansas City area.

    In order to meet the objectives set out above, the Committee has designed the executive compensation program to be consistent with the Company's overall pay philosophy. Base salaries, the fixed regular periodic component of pay, are conservatively established at levels comparable to base salaries for similar positions at companies with similar levels of sales and overall financial performance. Annual cash bonus and equity awards, which are directly linked to the short-term and long-term financial performance of the Company as a whole, are designed to provide better than competitive pay only for better than competitive financial performance.

BASE SALARY.

    On August 17, 1998, the Committee conducted a review of the performance and compensation of the Company's executive officer group, including Bjorn E. Olsson and the other named executive officers. This review included an analysis of key accomplishments of each officer, an evaluation of achievement of individual goals and objectives, and an assessment of their contributions to the Company's performance. Based on this review and its assessment of competitive compensation practices, the Committee recommended an increase in base salaries in a range generally from 4% to 6% for certain executive officers and key employees (including some of the named executive officers) effective September 1, 1998.

BONUSES.

    The Company's Incentive Bonus Plan for its Executive Officer Group includes ROCE (Return on Capital Employed) and earnings growth as a critical indicator of financial performance of the Company. The objective of this cash bonus plan is to provide an additional incentive to each officer of the Company so as to advance the interests of the Company and its stockholders and create a more direct tie between annual performance and increased shareholder values. The Committee believes that the bonus plan encourages the creation of shareholder wealth by creating incentives both to maximize operating profit for the Company and minimize capital employed. Additionally, the bonus plan rewards efficiencies in production and innovation in quality-based productivity techniques. The bonus plan was based on 50% weighting for ROCE and 50% weighting for earnings growth for 1998. For 1999, the bonus plan will be based on 38% weighting for ROCE, 38% weighting for earnings growth and 24% for as new set of "Balanced Scorecard" parameters. The Balanced Scorecard parameters for 1999 consist of three different components, equally weighted, as follows: on time shipments, unplanned employee turnover, and safety occurrence frequency. The formula for ROCE is the sum of pretax earnings plus interest expense divided by the sum of average total assets minus non-interest bearing liabilities. The cash bonus plan establishes target base bonus levels as percentages of current base salary. The bonus is calculated based on actual performance numbers for ROCE as compared to budget and earnings growth based on primary earnings per share as compared to an Earnings Growth Rate Target established by the Board of Directors at 10% for fiscal 1998 and 1999. The ROCE portion of the bonus is calculated as follows based on the ratio of actual versus budget ROCE: under 75% of budgeted ROCE--no bonus award; from 75% to 99% of budgeted ROCE--pro-rated bonus award; at 100% of budgeted ROCE--100% of potential ROCE bonus award and for each 1% above budgeted ROCE a $7,000 incremental increase for each officer.

    For 1998, budgeted ROCE was 21.7% and actual ROCE was 23.2%. Targeted earnings per share growth was 10% and actual primary earnings per share growth was 17.9%. Amounts payable in 1999 under the cash bonus plan for 1998 to all executive officers totaled $1,099,859 and the named executive officers, Messrs. Olsson, Foudree, Kaiser, Marberg and Rosewall received the following amounts:
$216,490, $99,919, $87,268, $103,644 and $73,592, respectively.

LONG-TERM INCENTIVE PLANS.

    On May 14, 1996, the shareholders of the Company approved the Company's 1996 Long-Term Incentive Plan ("LTIP"), which plan became effective May 31, 1996. The purposes of the LTIP are (i) to align the interests of the Company's shareholders and recipients of awards under the LTIP by increasing the proprietary interests of such recipients in the Company's growth and success, and (ii) to advance the interests of the Company by attracting and retaining officers, other employees and non-employee directors. Upon adoption of the LTIP, it replaced both the Company's 1988 Non-Qualified Director Option Plan and the Company's 1990 Qualified Incentive Stock Option Plan. Outstanding options under both the 1988 Non-Qualified Director Option Plan and the 1990 Incentive Stock Option Plan remain valid although no new grants were permitted under either plan after May 31, 1996.

    Under the LTIP, the Compensation Committee establishes criteria for the granting and vesting of options or other permitted awards under the LTIP. The Compensation Committee currently anticipates that the primary awards vehicle under the plan will consist of non-qualified options, with vesting over a four-year period from the date of grant so that 20% of the grant amount will vest each year. The exercise prices of such non-qualified options are equal to the Closing price for the Company's stock on the date of grant. Under the LTIP, the Compensation Committee currently anticipates that grants to executive officers will be in the amount of 5,250 option shares per year so that 1,050 option shares will be vested as of the date of grant and an additional 1,050 option shares will vest over each of the following four years from the date of grant. In addition, the Compensation Committee anticipates granting non-qualified options to certain key employees of the Company, which grants will be in the amount of 500 or 750 option shares, with similar vesting percentages as those applied to the officers group. Finally, the Committee anticipates grants of 1,500 non-qualified option shares each to certain Assistant Vice Presidents with similar percentage vesting schedules to the officer grants.

    Under the LTIP, on the last business day of May, commencing May 31, 1996 (or if later, on the date on which the person is first elected or begins to serve as a non-employee director, other than by reason of termination of employment) and, thereafter on the date of each annual meeting of shareholders of the Company, each person who is a non-employee director after such meeting of stockholders shall be granted a non-qualified option for 1,500 option shares of the Common Stock of the Company. The option amount shall be prorated if such non-employee director is first elected or begins to serve as a non-employee director on a date other than the date of an annual meeting of stockholders. Options granted to non-employee directors pursuant to the LTIP immediately vest and have a term of seven years for exercise.

    On March 19, 1998, each executive officer (13 in all) received grants of ten-year non-qualified options under the LTIP for 5,250 option shares, vesting over 4 years at an exercise price of $20.88 per option share. On May 29, 1998, each of the non-employee directors received a grant of 1,500 non-qualified options, with an exercise price of $23.88 per share. In March 1998, non-qualified ten-year options for 45,000 option shares (750 to each key employee) were issued to 60 key employees under the LTIP. The option exercise price of the non-qualified options granted to key employees was $20.88 per option share with vesting over 4 years.

MINIMUM STOCKHOLDING REQUIREMENT.

    During 1996, the Compensation Committee, with the Board of Director's approval, established a minimum stockholding requirement for Company stock (exclusive of ESOP and unexercised option shares) in amounts equal to two times base salary for the CEO, one-time base salary for the Executive Vice Presidents and one-half of base salary for all other members of the Executive Officer Group. For any person subject to the minimum stockholding requirements who holds less than the minimum stockholding requirement (measured at each year-end), the delinquency will result in up to one-third of that person's annual cash bonus being utilized to purchase shares of the Company's stock in the name of such individual. New officers will be given five years in which to satisfy their minimum stockholding requirement before application of the bonus withholding procedure. At December 31, 1998, each member of the Company's Executive Group, including each of the Named Executive Officers, satisfied their respective minimum stockholding requirements.

Rodney L. Gray                  Douglass Wm. List (Chair)
Bruce M. Flohr

                          TOTAL RETURN TO SHAREHOLDERS

PERFORMANCE GRAPH.

    The Company has included in this proxy statement, a graph of five-year shareholder returns on an indexed basis comparing the Company's common stock performance to other broad market indices, the index of selected peer group companies shown last year (the "Old Peer Group") and a new index of selected peer group companies (the "New Peer Group"). The Board of Directors has constructed a peer group consisting of the Company and nine other manufacturing and service companies in the railroad supply industry. Revenues (on a 12-month trailing basis) for this group of companies range from $219.5 Million to $2,862 Million, as compared to $265.2 Million for the Company. Total Assets for these companies range from $116.8 Million to $1,635.4 Million, as compared to $162.9 Million for the Company. The Old Peer Group consists of the following companies:
Harsco Corporation; Trinity Industries, Inc.; Varlen Corporation; L.B. Foster Company; Ansaldo Signal NV, Timken Company; ABC Rail Products,Inc.; Wabash National Corporation and the Company. The New Peer Group consists of the following companies: Harsco Corporation; Trinity Industries, Inc.; Varlen Corp.; LB Foster Company; Ansaldo Signal NV; ABC Rail Products, Inc.; Wabash National Corporation; Westinghouse Air Brake Co.; Motivepower Industries, Inc. and the Company. Effective February 23, 1999 ABC Rail Products Corp. changed its name to ABC-NACO Inc. The performance graph shows comparisons between the Company, the peer group and the S&P Composite 500 Stock Index. Data points for the performance graph comparisons are included in the legend below. All indices have been weighted for market capitalization. The following performance graph also sets forth the percentage of cumulative total return for the last fiscal year and cumulative return since January 1, 1994.

    Comparison of Five-Year Cumulative Total Return* Among the Company, Peer Performance Group and S&P Composite 500 Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             HARMON INDUSTRIES      OLD PEER GROUP      NEW PEER GROUP      S&P 500
1993                       100.0               100.0                100.0       100.0
1994                        85.5                98.9                 96.1       101.4
1995                        69.7               106.2                 94.5       139.5
1996                        83.2               124.1                109.4       172.0
1997                       124.7               168.7                157.4       229.6
1998                       158.2               130.2                138.8       295.2

    The reference points on the foregoing graph are as follows:

                                        DEC. 1993    DEC. 1994    DEC. 1995    DEC. 1996    DEC. 1997    DEC. 1998
                                       -----------  -----------  -----------  -----------  -----------  -----------
Harmon Industries....................      100.00        85.50        69.70        83.20       124.70       158.20
Old Peer Group.......................      100.00        98.90       106.20       124.10       168.70       130.20
New Peer Group.......................      100.00        96.10        94.50       109.40       157.40       138.80
S&P 500..............................      100.00       101.40       139.50       172.00       229.60       295.20

* Assumes that the value of the Company's common stock, Performance Peer Group and S&P 500 Index were each $100 on December 31, 1993 and that all dividends were reinvested.

                             DIRECTOR COMPENSATION

    From May 14, 1996 to May 12, 1998, the Board of Directors' compensation consisted of annual fees of $8,000 plus travel expenses to and from the meetings for each director. Effective May 14, 1996, only non-employee directors were entitled to receive annual directors fees. In addition, the directors who were not employees of the Company received $500 for each Board or separate committee meeting in which the director participates by attending or through telephonic conference. In addition, each chairperson of the respective committees of the Board of Directors received an annual payment of $500 for acting as chairperson of a committee.

    Effective May 12, 1998, each non-employee director receives an annual cash director's fee of $6,000 and 360 shares of Common Stock of the Company per year issued in January of each year. In January 1999, 180 shares (prorated for the first partial year of existence of the 1998 Director Stock Plan) were issued to each of eight non-employee directors. In addition, non-employee directors receive $1,500 per Board meeting, $750 per committee meeting and $500 for special telephonic board meetings on specific subjects. Board and committee meeting fees are payable for attendance in person or for telephonic participation. Each chair of a committee receives $250 per quarter. Finally, each non-employee director may receive $500 for a three-hour block of such director's time (capped at $1,500 total per day) for special or ad hoc projects assigned to such non-employee director by the Board.

    The package also grants each director an annual non-qualified option to purchase 1,500 shares of the Company's Common Stock at a price equal to the closing market price on the date of grant. The non-qualified options are granted under and are governed by the Company's 1996 Long-Term Incentive Plan. These options are exercisable at any time during a seven year period following the date of grant. On May 29, 1998, options for 1,500 shares were granted to each of the Non-Employee Directors pursuant to the LTIP. Such options have an exercise price of $23.88 per share, are fully vested and are exercisable over a term of seven years. On May 13, 1997, options for 1,500 shares were granted to each of the non-employee directors pursuant to the LTIP. These options have an exercise price of $13.00 per share, are fully vested and have a term of seven years. As of March 15, 1999, none of such options granted have been exercised other than the exercise in March 1998 by Bruce M. Flohr of both the 1996 and 1997 grants for 1,500 shares each. See discussion above under "Executive Compensation--Long-Term Incentive Plan" for a description of the non-qualified LTIP options granted annually to the Non-Employee Directors.

    On December 8, 1994, the Board of Directors approved a compensation package for Mr. Robert E. Harmon, in his capacity as Chairman of the Board effective January 1, 1995. The Chairman of the Board is treated as a Non-Employee Director for annual and director meeting fees. The defined duties of the Chairman include the following: representing the Company at national trade association meetings; assisting in lobbying efforts; assisting in overseas representation of the Company; assisting the CEO in acquisitions; assisting in the development of relationships with securities analysts and investors; assisting with sales and promotional calls; providing advisory services to the CEO; and conducting all Board meetings. The Chairman's annual fee, subject to review each year, was approximately $79,000 for the period of September 1996 to August 1998 will be approximately $86,000 per 12-month period commencing September 1998.

                       APPROVAL OF SELECTION OF AUDITORS

    Management recommends voting to approve the selection of KPMG LLP, as Auditors for the Company for the 1999 fiscal year. This firm has served continuously as Auditors for the Company since 1969.

    A representative of KPMG LLP will be present at the Annual Meeting of Shareholders and will be available to make a statement, if he or she desires to do so, and to answer appropriate questions asked by the shareholders.

                       SHAREHOLDER PROPOSALS-1999 MEETING

    In the event any shareholder intends to present a proposal at the Annual Meeting of Shareholders to be held in 2000, such proposal must be received by the Company, in writing, on or before November 11, 1999, to be considered for inclusion in the Company's next Proxy Statement. Shareholder proposals for suggested nominees for director should be submitted to the Company's Director Nomination and Compensation Committee on or before November 11, 1999.

                                 OTHER MATTERS

    Management is not aware of any other matters which may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their best judgment on such matters.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Robert E. Harmon
                                          Chairman

April 1, 1999

                       HARMON INDUSTRIES, INC.
                   ANNUAL MEETING OF SHAREHOLDERS


                   COUNTRY CLUB OF BLUE SPRINGS
                      1600 N. CIRCLE DRIVE
                     Blue Springs, Missouri

                     Tuesday, May 11, 1999

                       VOTE BY INTERNET

Your Internet vote is quick, convenient and your vote is immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy Statement.

2. Visit our Internet voting site at http://www.umb.com/proxy and follow the instructions on the screen.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. Please note that all votes cast by Internet must be submitted prior to 5:00 p.m. Central Time, May 10, 1999.



     IF YOU VOTE BY INTERNET, PLEASE DO NOT RETURN YOUR PROXY BY MAIL.



                           THANK YOU FOR YOUR VOTE.



                        Cut or tear along perforated edge.

PROXY

                        ANNUAL MEETING OF SHAREHOLDERS
                             Tuesday, May 11, 1999

The undersigned holders of shares of Common Stock of Harmon Industries, Inc. (the "Company") hereby appoint Robert E. Harmon and Charles M. Foudree, and each of them, attorneys, agents and proxies of the undersigned with full power of substitution and revocation to each of them, to vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Country Club of Blue Springs, 1600 N. Circle Drive, Blue Springs, Missouri on Tuesday, May 11, 1999, and at any adjournments of such meeting, with all powers which the undersigned would possess if personally present.

  1. Election of three (3) Directors in Class I: (for an initial term of one year) Bruce M. Flohr, Gerald E. Myers, Judith C. Whittaker

      / / FOR all Nominees   / / AUTHORITY WITHHELD from all Nominees
      / / FOR all Nominees except vote(s) withheld for the following Nominee(s):

       ------------------------------------------------------------------------
  2. Election of three (3) Directors in Class II: (for an initial term of two years) Robert E. Harmon, Herbert M. Kohn, Douglass Wm. List

      / / FOR all Nominees   / / AUTHORITY WITHHELD from all Nominees
      / / FOR all Nominees except vote(s) withheld for the following Nominee(s):

       ------------------------------------------------------------------------

  3. Election of three (3) Directors in Class III: (for an initial term of three years) Rodney L. Gray, Bjorn E. Olsson, John A. Sprague

      / / FOR all Nominees   / / AUTHORITY WITHHELD from all Nominees
      / / FOR all Nominees except vote(s) withheld for the following Nominee(s):

       ------------------------------------------------------------------------
  4.  Selection of KPMG LLP as auditors for the Company.

      / / FOR           / / AGAINST          / / ABSTENTION

                 (Please sign reverse side and return promptly)


UNLESS OTHERWISE DIRECTED, THE MANAGEMENT PROXY COMMITTEE WILL VOTE FOR THE ELECTION OF THREE (3) DIRECTORS IN CLASS I AS LISTED IN THE PROXY STATEMENT, FOR THE ELECTION OF THREE (3) DIRECTORS IN CLASS II AS LISTED IN THE PROXY STATEMENT AND FOR THE ELECTION OF THREE (3) DIRECTORS IN CLASS III AS LISTED IN THE PROXY STATEMENT AND FOR THE SELECTION OF KPMG LLP.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement of the Company dated April 1, 1999.

                                        DATED__________________________, 1999

                                        _____________________________________
                                        (Where stock is registered jointly in
                                        the names of two or more persons, all
                                        should sign. Signatures should
                                        correspond exactly with the name or
                                        names on the stock certificate.
                                        Executing partners, trustees, guardians, etc., should so indicate when signing.)

                                           THIS PROXY IS SOLICITED BY THE
                                                BOARD OF DIRECTORS